Bar Harbor Bankshares
1996
Annual Report

A BLUEPRINT FOR THE FUTURE

Cover shows a background of architectural plans and the architects drawing of the Operations Center for Bar Harbor Banking and Trust Company.


Inside Front Cover:
Photograph: Architect s rendering of entrance to Operations Center.

MISSION STATEMENT

Bar Harbor Banking and Trust Company is an independent, publicly owned, community Bank pledged to providing innovative, quality financial services to the people and businesses of eastern Maine.

We take pride in our commitment to deliver our services person-to-person, in a professional and efficient manner while producing the maximum benefit for our customers, employees and shareholders.

We are dedicated to providing a quality environment in which employees are challenged to uphold our pledge to excellence.

We demonstrate our responsibility as a good corporate citizen through our support of the communities and people we serve.

Photograph:
Caption: Sheldon F. Goldthwait, Jr.

Bar Harbor Bankshares and Subsidiary

Dear Shareholder:

We are proud to present our 1996 Annual Report highlighting the results of an excellent year. You will note record highs or positive changes in almost all of the financial figures. It is better than we expected and a tribute to our unique economy, super customers, an extraordinary staff, our Down East work ethic and a certain amount of luck.

Our 1997 budget is conservative but forecasts earnings to be slightly ahead of 1996. After a couple of months we seem to be on target. 1996 will be a tough act to follow and we are somewhat reluctant to take too much credit now or raise expectations too high.

During 1996 we concentrated on positioning the bank for the future, especially with technology. We feel that strategy is working. Our employees will have the tools necessary to provide and deliver financial services to our customers for the foreseeable future. As we approach interstate branching and the old regional barriers to competition disappear we will be ready. No longer will it be necessary to reside in eastern Maine to bank with us. However, the reverse is also true as our existing customers can bank anywhere. The key is service and the key to service is technology, properly administered and with the human touch retained. Our goal is to provide financial services the way our individual customers want the, by telephone, modem, ATM, or the good old fashioned way--Person to Person.

Throughout this report you will see profiles of our various project teams and what they have been working on this past year. They have made great strides in exploring new territories using new tools and methods. This process will continue into 1997 and beyond. Our challenge for 1997 will be to perfect the use of our technology to ensure that we are utilizing it profitably. The national statistics for the utilization of technology are abysmally low. We have made a significant financial commitment in the budget process for testing, education, training and monitoring. Our goal is to attain much higher statistics.

We thank our customers for sticking with their Independent Community Bank in the face of so many other opportunities. We do know that sometimes you spread your business out. Let us know what you expect from us and we will do the best we can to provide it no matter where you live.


                                          Very truly yours,

                                          /s/ Sheldon F. Goldthwait, Jr.

                                          Sheldon F. Goldthwait, Jr.
                                          President and
                                          Chief Executive Officer

Photograph: Facilities Team:
Caption: L. To R.: Marcia Bender, Sheldon Goldthwait, Jef Geagan, Margaret Hill, Lew Payne (Leader), Felice Worcester, Gale Abbott

Informational Block:
Blueprints for tomorrow.

In 1995, Sheldon Goldthwait articulated an important goal for the Bank and its employees: find a way to retain the Bank s traditional person-to-person approach to doing business while using today s communications and computer technologies to provide better, faster and more efficient service to customers as well as operating efficiencies for the Bank. This challenge sparked a series of blueprints for change in nine separate areas of the Bank.

Employee teams were organized to develop blueprints in: facilities, systems and procedures, products and services, telecommunications, platform automation, item imaging, document imaging, customer service, and software conversion. Each team was comprised of employees representing the various departments that would be affected by changes, thus ensuring that changes would be designed in consultation with the very employees who would have to make those changes work. While the work of some teams is ongoing, other teams accomplished their missions in 1996. Each team is profiled in the following pages.

There have been many side benefits for the team members and the Bank. Team members learned how to manage projects. They learned that they had the capacity to accept and meet challenges beyond the scope of their normal jobs. They learned that they could successfully work on team projects. And, perhaps most significantly, the energy, dedication and positive attitude of team members was a source of inspiration and pride throughout the Bank.

Financial Condition and Results of Operations
Management's Discussion and Analysis

The following discussion and analysis of Bar Harbor Bankshares' financial condition and operations should be read in conjunction with the Consolidated Financial Statements (beginning on page 12) and notes to the Consolidated Financial Statements (beginning on page 16).

Business
      Bar Harbor Bankshares' wholly-owned subsidiary, Bar Harbor Banking and Trust Company (the Bank), is an independent community bank with ten offices serving eastern Maine. The Bank is a full-service financial institution providing deposit, loan and trust services to individuals, businesses, and organizations. Bar Harbor Banking and Trust Company has built its reputation on building strong and lasting relationships with its customers involving the full range of financial services required to meet their individual needs. The Bank is known for conducting business professionally, efficiently and with a high degree of person-to-person service.
      As a community bank, Bar Harbor Banking and Trust Company cares about maintaining and improving the quality of life for the people of eastern Maine. The Bank supports local economies by lending locally. The Bank's charitable giving program supports local civic and community organizations involved in education, health and safety, arts and culture, economic development and environmental protection. As individuals, many of the Bank s officers and employees volunteer their time and contribute privately to a broad range of programs and activities in their local communities. Bar Harbor Banking and Trust Company offers its customers a wide variety of accounts and services, convenient locations, competitive lending and deposit interest rates, and a high degree of accessibility during and after regular banking hours. In 1996, the Bank designed and built a new centrally located Operations Center in Ellsworth. The building was fully occupied in January of 1997 by the Bank s operations personnel, the technology staff, the check clearing staff, the Bank s trainer and the central mailroom staff. Other infrastructure improvements in 1996 included a new telecommunications system, a new, faster computer system with upgraded personal computers in all locations, documented standardized procedures for banking functions, a new reader/sorter for check processing, item and document imaging software and equipment, and the reevaluation of all products and services with primary consideration for the wants and needs of banking customers.
Following are some of the deposit and loan services the Bank offers. Additional services, modifications of services and linked services are available which allow the Bank a high degree of flexibility in meeting customer needs.

Photograph: The Software Conversion Team:
Caption: L. To R.: Marcia Bender, Tristan McKenney, Ken Larrabee, Carla Hall, Trish Howard, Margie Gray, Karen Tainter, Debbie Sanner. Seated. Cheri Wentworth, Vicky Vendrell (Leader). (Insert): Barbara Hepburn

Informative Box:
The Facilities Team

Mission: Find a location and get an Operations Center up and running in the Ellsworth area.

Process: This team, led by Lew Payne, began by identifying 104 deliverables - --specific tasks that needed to be accomplished--assigning responsibilities and deadlines. Perhaps the most important deliverable was the decision whether to build or buy a facility. Once the decision to build was made, the second most important deliverable was to design a facility that would work for the people who would be working in it. The new Operations Center, which opened its doors in January, 1997, is truly an attractive, workable facility designed for and by Bank employees in conjunction with the architects and building contractors. Results: Faster, more accurate, more efficient processing of customer loan and deposit transactions, and a state of the art, cost efficient centralized data, phone and voice system for both internal and external communications.

Informative Box:
The Software Conversion Team

Mission: Convert to a new, more inclusive, more flexible computer software package that would impact 40,000 Bank customers and 140 Bank employees.

Process: Led by Vicky Vendrell, this was a Herculean effort involving the eleven-person team and the Bank s software developer. The team created changes in the software to improve the Bank s loan and deposit systems and coordinated over 350 hours of individualized training on the new system for all 140 Bank employees.

Results: The new software puts more information at the fingertips of Bank employees so that they can set up new accounts, access account information, and provide better and faster service to customers. The Conversion Team began its work in December of 1995 with the conversion taking place in November 1996.

Deposit services include:

Checking Accounts                               Certificates of Deposit (CDS)
Savings Accounts                                Individual Retirement Accounts
(IRAs)
Gold Wave Checking                              Money Market Accounts
(a special package for                          7-day Investor Accounts
customers 50 years of                           Debit Cards
age and older)


Loan services include:

Residential Mortgages         Home Equity Loans
Installment Loans             VISA Credit Cards
Lines of Credit               Commercial Business Loans
Student Loans

      The Bank s Trust Department is one of the largest among independent banks in Maine. Like the Bank, it prides itself on the quality and longevity of its client relationships, many of which go back many generations. In addition to traditional trust and estate planning services, the Trust Department offers sophisticated, goal-oriented, professionally-managed investment services designed to meet the specific financial objectives of its clients.
      In 1996, the Trust Department began converting its physical files to electronic files, making them accessible by desktop personal computer to increase internal efficiencies and improve customer service. The Department also continues to pursue other strategies for improving efficiencies and service such as the outsourcing of investment advisory and accounting services.

Trust services include:

Custody Accounts
Professionally Managed Investment Accounts (PMIAs)
Socially Responsible Investing Program
Personal Trusts
Individual Retirement Plans
Estate Planning for Individuals and Businesses
Employee Benefit Plans
Quarterly Informational Seminars





Photograph: Mikey Bannister
Caption: We re dealing with complex automation, but we re focused on a simple idea: people prefer to do business with people who make it quicker and easier
to do business.   Mikey Bannister

Photograph: Platform Automation Team:
Caption: L. to R.: Jane Ramsdell, Mikey Bannister (Leader), Lottie Stevens, Lisa Parsons, Lolly Ziobro.

Informative Box:
Platform Automation Team

Mission: Implement a platform automation system that will offer consistency and efficiency in producing deposit and loan documents for better customer service and internal use.

Process: Leader, Mikey Bannister and her team began by identifying the numerous and time consuming steps involved in opening accounts and producing documents such as disclosure statements, signature cards, and certificates. The team then interviewed vendors and researched the software that would automate as many functions as possible and be compatible with the Bank s existing automated systems.

Result: The team anticipates completion of its mission during 1997. When the system is up and running, customers will realize time savings and the Bank can be confident that it is in compliance with disclosure requirements and has accurate and complete customer information.

As a whole, the Bank has been successful by adhering to a single, simple business philosophy: By serving its customers well, the Bank will be well served.

Results of Operations

Loans: The Bank's primary source of income is interest generated from loans to its customers. The competition for loans in the marketplace was apparent during 1995 and continued in 1996 with more institutions competing for the same loans. Loans increased $10,200,000 or 5%, following an 8.5% increase in 1995. Following market rates of interest which remained flat throughout the year, the yields on loans remained consistent with 1995 s yields when looking at the average balance sheet for both years. The increase in interest income on loans in 1996 compared to 1995 was $1,000,000. Interest income grew by $1,180,000 due to increased loan volumes in 1996 and decreased by $174,000 due to interest rate changes.
      In 1995, interest income on loans increased by $1,980,000 because of increased loans and increased by $1,300,000 due to interest rate changes. Although interest rates were falling in 1995, the annual repricing of variable rate loans from relatively low rates from 1994 produced the increase in income relative to interest rates. The loan portfolio represents 66% of the Bank's earning assets, and 61% of total assets which is consistent with the past several years.

Commercial loans represent approximately 50% of total loans and have remained at that level throughout the past three years. A 10% growth in the consumer loan portfolio occurred in 1996, predominantly in loans secured by real estate including home equity loans. Residential mortgage loans of $75,500,000 represent 42% of the Bank s total loan portfolio. These loan balances compare to $65,800,000 in residential mortgage loans in 1995 and $53,800,000 in 1994. In the commercial portfolio, the greatest industry concentrations are in the hospitality industry, real estate investment and development, and the fishing industry. This is a reflection of the Bank s market, the close proximity to Acadia National Park, and the importance of the fishing industry to the eastern Maine economy. Loans attributed to the hospitality industry totaled $27,800,000 in 1996 which compares to $25,500,000 in 1995 and $24,800,000 in
1994. The Bank's underwriting process uses conservative loan to value ratios and state and federal government guarantee programs where appropriate. In real estate investment and development, total loans have remained at approximately $14,300,000 for the past three years. In the fishing industry for 1996, loans rose back to the $10,000,000 level found in 1994 after dropping in 1995 to $7,500,000. The decrease between 1994 and 1995 was attributable to the pay downs of a number of aquaculture loans and a lower need at year end for Bank support for the lobster pounding industry. While the ground fishing industry continues to experience problems due to over fishing and attendant increase in regulation to restore the ground fish populations, the Bank's portfolio is well diversified within the fishing industry including fishermen, processors and wholesalers.

Photograph: The Document Image Team:
Caption: L. to R.: Judy Fuller, Donna Murley, Bonnie Poland, Charlene Tibbetts, Greg Corra, Felice Worcester (Leader).

Photograph: Felice Worcester
Caption: We began with the goal of streamlining operations. We discovered just how difficult it is to make things simple, and in the process we
discovered untapped abilities in ourselves.   Felice Worcester

Informative Box:
The Document Image Team

Mission: replace the Bank s traditional paper filing system with an electronic filing system.

Process: Felice Worcester, team leader, and her team worked with the Bank s consulting firm, John Floyd & Associates, to research, evaluate and select a vendor that could provide a computerized system that would be reliable, easy to use, and compatible with the Bank s existing software.

Result: A vendor was selected, software tested, and various departments of the Bank are in the process of scanning their paper files into the computer, beginning with the Trust Department, followed by the Mortgage Department, and so on. The system, centralized in our new Operations Center in Ellsworth, will give employees instant access via their personal computers to the account histories of customers, making it faster and more efficient to research information and provide service to customers.

Credit concentration, the amount of loans to a single borrower, has fluctuated over the past three years. On a quarterly basis, borrowers with aggregate loans over $700,000 are reviewed because of the size of the relationships.
The relationship between credit concentration loans and stockholders equity has been 94%, 90%, and 95% for the years ended December 31, 1996, 1995, and 1994 respectively. The increase in credit concentrations is a result of not only extending additional funds to existing customers, but also bringing in new customers. Of the larger credits, over 15% are secured by cash, marketable securities or government guarantees.
In addition to loans carried on the Bank's books, the Bank originates, services and sells residential mortgage loans in the secondary market. The servicing and sale of these loans gives the Bank the opportunity to provide a service to its customers and earnings for the Bank. In 1996, loans serviced totaled $61,800,000 compared to $60,300,000 in 1995 and $59,400,000 in 1994.
Reserves for possible loan losses were increased this year as a result of increased loan volume. For the past three years the Bank's reserve for possible loan losses has exceeded 2% of total loans. On a quarterly basis, the loan portfolio is reviewed to be sure there are adequate reserves. In accordance with the Interagency Policy Statement on Allowance for Loan and Lease Losses dated December 21, 1993, there are reserves set aside for specific loans, a pool of reserves based on historical charge offs by loan types, and supplementary reserves for economic conditions, credit concentrations, industry concentrations, and loan policy changes. Management also evaluates loan impairment quarterly according to the Financial Accounting Standards Board (FASB) 114/118. The provision for loan losses totaled $720,000 in 1996 and $960,000 in 1995 and 1994.
Loans over 90 days past due, including loans on a non-accrual basis, as a percentage of total loans declined in 1996 to 2.02% as compared to 2.09% in 1995 and 2.17% in 1994. The higher percentage in 1994 was a result of two large loans that were resolved favorably in 1995.
On a monthly basis, all loans that become 90 days or more past due at month end are reviewed for placement on non-accrual. If the loan is not well secured, and payments are unlikely to be made to restore the loan to current status in a short time, the loan is placed on non-accrual status. For each of the past three years, non-accrual loans have represented 1.7% of the total loan portfolio. At the end of 1996, non-accrual loans totaled $3,541,000 with loans past due over 90 days and still accruing totaling $733,000. At the end of 1995, non-accrual loans were $3,360,000 with $849,000 past due over 90 days and still accruing. At the end of 1994, non-accrual loans were $3,139,000 with $892,000 past due over 90 days and still accruing. If interest had been accruing on non-accrual loans, interest income on loans would have been $314,000 higher in 1996. Interest collected on these loans totaled $308,000 in 1996.





Photograph: Greg Dalton
Caption: One number to call, one informed person to answer your question or give you information! It s everyone s ideal; our Call Center Team is making it
a reality.   Greg Dalton

Photograph: Customer Service Call Center Team.
Caption: L. to R.: Greg Dalton (Leader), Marlene Haskell, Margie Gray, Marcia Bender, Lottie Stevens, Felice Worcester. Seated, Rhonda Farnsworth, Gale Abbott.

Informative Box:
Customer Service Call Center Team

Mission: Create a single customer service call center within the Bank that can provide fast, convenient, accurate information about accounts and/or Bank services.

Process: Understanding that this would be one of the most used and most visible customer services, leader, Greg Dalton, and his Customer Service Call Center Team studied other banks customer service operations, developed the strategy for the Customer Service Call Center and an alternative automated voice response system.

Result: Customers will soon be able to call the Bank during business hours to speak with a trained customer service representative, and soon thereafter will be able to call 24 hours a day to get information and conduct routine banking transactions via an automated system. Customers will receive prompt, courteous service. Customers will be able to do business with the Bank at their convenience and in the way that they prefer (person to person or automated). The automated system puts the technology in place today for the telephone and computer banking services of tomorrow.

Quarterly, all loans that may be over 90 days past due are reviewed for possible charge off. Collection efforts continue whether or not the loan is charged off, but if there is a reasonable doubt about whether the loan is collectible, it is charged off to ensure that the Bank's assets are not overstated. If a troubled loan is not well secured, a partial charge off may be taken. Gross charge offs in 1996 totaling $711,000 were .3% of total loans, as compared to $901,000 or .4% in 1995 and $579,000 or .3% in 1994. In 1996,
approximately 33% of the charge offs came from the installment loan portfolio, predominantly in credit cards issued to individuals. The Bank is not an aggressive issuer of credit cards, but the increase in losses in that portfolio followed national trends. The commercial loan portfolio generated 27% of the charged off loans in 1996, which is a reduction from 1995 when commercial credits were responsible for 39% of the total charge offs. The increase in commercial loan charge offs in 1995 included a charge down of a
large commercial loan.   Approximately 28% of the charge offs in 1995
represented loans secured by real estate. Recoveries of $237,000, $97,000 and $141,000 offset losses for the years ended 1996, 1995 and 1994, respectively. Recoveries for 1996 resulted in long term work out situations that came to fruition.

When a real estate loan goes to foreclosure and the Bank buys the property, the property is transferred from the loan portfolio to the Other Real Estate Owned (OREO) portfolio at its fair value less estimated selling cost. If the loan balance is higher than the fair value of the property, the difference is charged to the allowance for loan losses before the transfer takes place. Along with using conservative valuations of OREO properties, reserves are established to allow for selling expenses that can be reasonably forecast.
At the end of 1996, the OREO balance was $293,000 with a reserve of $22,600, at the end of 1995, $469,700 with a reserve of $26,000 and at the end of 1994, $641,500 with a reserve of $30,500.

TOTAL ASSETS
DECEMBER 31, 1996

Pie Graph with the following information illustrated:

            Non-Earning Assets             5.0%
            Cash & Due from Banks          3.0%
            Investments                   32.0%
            Loans                         60.0%

Investments: The investment portfolio continues to add liquidity, diversification, and earnings to the Bank's financial picture. The investment portfolio represents 31% of the Bank's total assets and 34% of the Bank's earning assets and has remained at these levels for several years.
      As mentioned in the previous section, the Bank s loan portfolio grew by $10,200,000 in 1996. Loans were partially funded by principal payments from investments totaling $8,000,000 from the Bank's mortgage-backed securities. Principal paydowns are generated from consumers nationwide making their monthly mortgage payments, as well as refinancing existing mortgages. Principal paydowns can affect the yield on the investment portfolio, but the yield of the entire portfolio only dropped by 11 basis points during the past twelve months. Those securities with taxable interest income earned an average yield of 6.86% for years ending December 31, 1996, and 1995. With interest rates remaining stable for most of 1996, the drop on the entire portfolio is less than the average 28 basis point decline between 1994 and 1995.

      Photograph: Systems Procedures and Controls Team:
      Caption: L. To R.: Faye Geel, Marsha Sawyer, Greg Corra, Doris Williams, Tuesdi Woodworth (Leader), Margie Gray

      Photograph: Tuesdi Woodworth
      Caption: Talk about thorough, our team is developing standard procedures for everything that goes on in the Bank from opening a checking
account to answering the telephone.   Tuesdi Woodworth
      Informative Box:
      Systems Procedures and Controls Team

      Mission: Organize and formalize procedures for all internal banking functions and develop a process for maintaining and updating procedures into the future.





      Process: Leader, Tuesdi Woodworth, and her team identified and analyzed more than 1,000 tasks that take place daily throughout the Bank. For many of these tasks, procedures, controls, and standards were lacking and many had been modified over time.

      Result: As of the end of 1996, 50% of the procedures have been written. In 1997, the procedures will be entered into the Bank s computer system and networked to all employees for reference and educational purposes. Customers will benefit from this team s efforts through faster and more efficient handling of day to day tasks by the Bank s employees.

There were $8,000,000 in principal paydowns from mortgage-backed securities. The investment portfolio grew by $5,700,000 when compared to year end 1995. Purchases in 1996 totaled $24,373,000, 96% of which are guaranteed by the U.
S. Government. Of these purchases, $8,500,000 represent callable debentures offering from six months to three years of call protection and an average yield of 7.36%. $3,500,000 of these agency debentures have ten year final maturities and have been placed in the Bank s available for sale portfolio. Similar to 1996, many of the bonds purchased in 1995 represent callable U.S. Government agencies with longer final maturities which were placed in the Bank s available for sale portfolio. Interest and dividends earned on the Bank's investments showed an increase of $366,000 of which $498,000 is attributable to additional securities purchased in 1996 with a reduction in earnings of $132,000 because of declines in interest rates. In comparison, the investment portfolio s earnings for 1995 increased over 1994 by $1,064,000, of which $643,000 was attributable to securities purchased in 1995 totaling $10,800,000.
The Bank is currently a party to one interest rate swap agreement whereby the Bank receives a fixed rate of interest and pays a variable rate of interest on the notional amount of $5,000,000. This exchange is not a funding transaction, but a stream of interest payments. A second interest rate swap matured in May of 1996. The net effect on earnings of the interest rate swap agreements for 1996 was a reduction in income of $21,150. In 1995, the net effect of these interest rate swap agreements was to reduce the Bank's earnings by $60,700. In 1994 when a third interest rate swap was still in effect and short term interest rates were considerably lower, the net earnings of these interest rate swap agreements was to add $150,100 to the Bank's income. Additionally, the Bank has purchased an interest rate floor, where the Bank will receive interest if the specified index falls below the floor rate, on a notional amount of $10,000,000. No income has been recognized to date on this contract. The interest rate risk factor in the swaps and floor is considered in the overall interest management strategy of the Bank.
The Bank s interest rates on deposits remained stable throughout 1996 with average deposits growing by more than $10,500,000 and the cost of those deposits, which were primarily certificates of deposit, increased by $460,000. The cost of borrowings increased in 1996 by $197,000 based on average growth in borrowings of $5,000,000. At December 31, 1995, total deposits were $26,000,000 more than December 31, 1994, and the cost of those deposits increased by $2,400,000. The cost of borrowings in 1995 increased by $588,000 with short term rates rising to meet longer term rates and flattening the yield curve. In 1994, as interest rates rose, the Bank's earnings were also affected by the rise in the cost of liabilities. The Bank's interest-bearing liabilities increased in 1994 by approximately $23,000,000 with interest paid on these liabilities increasing by $900,000.





Photograph: Marlene Haskell
Caption: Something with long lasting benefits happened. Our group of bankers put on the customer s hat and took a thorough look at our services from that
perspective.   Marlene Haskell

Photograph: Products and Services Team
Caption: L. To R.: Gloria Merrill, Greg Dalton, Mischelle Gehan, Andrea Leonard, Marcia Bender, Marlene Haskell (Leader), Jack Gibbons, Rhonda Farnsworth.
Informative Box:
The Products and Services Team

Mission: Determine profitability, competitiveness, and customer appeal of all of the Bank s products and services, and recommend appropriate changes, deletions and/or additions.

Process: The team, led by Marlene Haskell, began by making a thorough review of each Bank product and service considering its features and benefits, pricing, profitability, competitiveness with other banks offerings, and its ability to meet the needs of today s customer. The team also reviewed branch office hours and new banking technologies and measured them against the same criteria.

Results: After a thorough review and analysis, the team will make recommendations in 1997 for simplifying the Bank s product menu, making products themselves simpler and easier to understand for both customers and Bank personnel, and restructuring service charges to allow for competitive pricing as well as the ability to meet profitability goals.

Other Operating Income
      Other operating income for 1996 grew by $600,000 when compared to 1995 and may be attributed to three specific events. The Trust Department reported gross income, before expenses, totaling $280,000 more than in 1995. Additionally, FASB Statement No. 122, Accounting for Mortgage Servicing Rights was implemented effective January 1, 1996 and increased book income by $153,000. Finally, an insurance payment totaling $278,000 was received in 1996 after the death of past president and director, Robert H. Avery. Two events which took place in 1994 explain the difference in other operating income when comparing 1994 to 1995. Excluding those events, which are described below, other operating income for 1995 grew by $230,000 more than 1994 and is attributable to income before expenses earned by the Trust Department in 1995.
      In 1994, the Bank chose to sell its holdings in a government agency bond fund resulting in a principal loss of $388,450. The fund had initially been purchased in the late 1980's with additional funds invested in 1993. As interest rates began to rise, the fund began to shorten its maturities, thus reducing the yield. Management believed it prudent to sell the securities, absorb the losses, and reinvest the proceeds in short-term higher earning securities and protect its remaining principal by selling the entire holding.

Trust
      The Bank's Trust Department's total revenues before expenses grew to $2,211,000, compared to $1,931,000 recorded in 1995 and $1,675,000 recorded in
1994. A portion of this increase is attributable to more than $25,000,000 in new business acquired in 1996 as well as the increase in the results of the market. The Trust Department continues to utilize a consistent and dedicated process of selecting opportunities in order to continue providing competitive results for its customers.
      Photograph: Telecommunications Team.
      Caption: L. to R.: Paul Ahern, Margaret Hill, P. J. Curtis, Jennifer Mott, Marsha Truoccolo, Jef Geagan (Leader).
      Informative Box:
      Telecommunications Team

      Mission: Embrace new technologies and phone systems and more fully utilize existing software capabilities to improve the overall flow of communications both inside and outside the Bank.

      Process: Led by the Bank s electronics and computer specialist, Jef Geagan, this team quickly realized that better communications would depend on better access to information. The solution was a centralized server for the Bank s wide area network (WAN) that would give employees in all offices and departments of the Bank needed information via their desktop computers. The team identified the right software for a voice and data network that also includes voice mail recording as a way to communicate with bank employees who are not immediately available.

      Result: The team s work will allow employees to provide faster, more accurate and more complete responses to inquiries from customers as well as from other departments within the Bank.

Other Operating Expenses
      In total, other operating expenses for 1996 were $443,000 higher than for 1995. Included in that category is salaries and benefits that will be reviewed below, occupancy expense, furniture and equipment expense, and other expenses. Furniture and equipment expense increased in 1996 due to the depreciation of equipment purchased in 1996, including item and document imaging equipment and software, a new telecommunications system, and an upgrade of personal computers in most areas of the Bank. Salaries and benefits were 6.7% higher in 1996 and include merit increases, additional overtime resulting from the implementation of new software technology for the Bank, and incentive payments made to employees with a minimum of one year s tenure with the Bank.
        In 1995, the Bank began developing several major projects involving facilities and technology. In order to engineer these changes most effectively, the Bank sought the services of a consulting firm to review existing procedures, seeking greater efficiencies while maintaining quality customer service. Funds spent on this project in 1995 totaled $187,000. Additionally in 1995, the Trust Department elected to increase its offerings by adding a tax preparation service for its customers. The cost of this service was offset in the Trust Department s earnings for 1995.
      Salaries and benefits for 1995, including incentive payments, were actually $27,000 lower than 1994. In 1994, salaries and benefits were 8% higher than in 1993. The year ended 1994 also included incentives made to employees who had been with the Bank for more than one year, and included the implementation of a supplemental retirement plan for certain members of management.
            FDIC insurance premiums paid by the Bank totaled in excess of $450,000 in 1994. By mid-year, 1995, the FDIC temporarily discontinued the charge for insurance for well capitalized banks, reducing the cost in that year to $260,000. As of December 31, 1996, the premium had not been reinstated; therefor there was no charge for insurance premiums in 1996.
Net Earnings
      Net earnings for the Bank of $6,708,723 were very strong. This represents an increase of 14% or $830,000 over the Bank s earnings for 1995 which reached $5,878,647 or a 19% increase over 1994's earnings. The growth in earnings for the past several years is attributable primarily to the successful management of interest rates and increased volumes in the Bank s balance sheet. Additionally, the continuous efforts of the Bank's Trust Department add to the Bank's performance. The Bank's earnings translate into a return on average equity of 18.86%, compared to 18.97% in 1995, an earnings per share increase from $3.43 to $3.90 and a return on average assets of 2.02% for 1996 compared to 1.89% for 1995.

NET INCOME FOR YEAR ENDING DECEMBER 31
(in thousands)

Three dimensional Bar Graph with the following information illustrated:

            Year                     Net Income
            1994                     $ 4,914
            1995                     $ 5,879
            1996                     $ 6,709

Liquidity
      A primary function of asset/liability management includes assuring adequate liquidity that reflects the ability of the Bank to meet the cash flow requirements of its customers without significant loss to the Bank.

      Liquidity comes from five sources in the balance sheet

       The Bank's Investment Portfolio
       Deposits
       Borrowings
       Loan Repayments
       Profits

      Liquidity is needed to fund increased loan demand and to cover the seasonal outflow of deposits during the winter months. The Bank's investment portfolio not only provides liquidity, but also diversification in managed assets. The Bank maintains adequate liquidity without having to sell portions of its investment portfolio by pledging portions of its portfolio as collateral for borrowings. The December 31, 1996 investment summary indicates a net unrealized gain of $351,000 on the Bank's held to maturity portfolio. The Bank's portfolio which is available for sale has an unrealized loss of $157,000 as of December 31, 1996. The portion of the Bank's portfolio which is taxable has an average yield of 6.86%. At year-end, the Bank's large mortgage-backed security portfolio had a net unrealized loss of $152,000. This compares to an unrealized gain on the mortgage-backed securities portfolio in 1995 of $179,000. Both years remain very close to the par values for the securities and are an indication of the stability in interest rates over the past several years. Although premiums were paid on portions of the mortgage-backed securities, many of those pools were seasoned at the time of purchase and have not prepaid as fast as expected. The mortgage-backed securities portfolio has an average life of 4.4 years, an average duration of 2.5 years and is yielding an average of 6.91%, which is more favorable than comparable securities with similar average lives in the current market.
      Photograph: Item Image Team.
      Caption: L. to R.: Felice Worcester (Leader), Margie Gray, Wendyl Pedrone, Linda Stratton, Tristan McKenney, Donna Murley.
      Informative Box:
      The Item Image Team

      Mission: Streamline the checking account record keeping process by replacing the traditional handling and sorting of checks with an automated check imaging system.

      Process: In conjunction with the Bank s consulting firm, John Floyd & Associates, Felice Worcester and ter Item Image Team researched vendors who supply check imaging equipment, evaluated them based on actual in-Bank demonstrations, and selected the one best suited to the operations of the Bank.

      Results: In July, 1996, the Bank introduced Check Imaging to its customers via a multi-media advertising campaign. Reports from customers are positive about the new product. It provides images of checks in numerical order on easy to read monthly statements, and a convenient 3-ring binder storage system. Check Imaging has affected operating economies for the Bank, and better, faster and more convenient checking account record keeping for customers.

       Deposits represent the Bank's primary source of funds. Average deposits in 1996 grew by over $10,000,000; however, comparing year end balances for 1996 and 1995, they remained flat. As mentioned earlier, loans grew by $10,200,000. Some of that growth was funded by the principal pay-downs on mortgage-backed securities and part was funded through borrowings. The Bank had promoted certificates of deposit in 1995 as described below, and chose to let those deposits renew at the Bank s existing rates in 1996, replacing the funds with borrowings at a less expensive interest rate.
      In 1995, total deposits increased by $26,000,000 or 11.5% over 1994. Changes in the Bank's market and the local economy in general were reflected in the liability mix and growth during 1995. As interest rates flattened, depositors sought higher yields through the purchase of certificates of deposit. Four separate campaigns for certificates of deposits were promoted during 1995, three of which were offered for terms of less than one year. The shorter offerings were indicative of the Bank s posture that long term interest rates were continuing, although slowly, downward. Time deposits of $100,000 or more totaling $14,600,000 in 1996 and $14,000,000 in 1995 remain a small portion of the Bank's deposit base. Bar Harbor Banking and Trust Company does not purchase brokered deposits.





      Traditionally, the Bank has relied on such sources as cash on hand, loan repayments, investment maturities and principal paydowns on mortgage-backed securities to fund liquidity needs. Over the past five years, the Bank has expanded its sources to include advances available through the Federal Home Loan Bank of Boston, as well as repurchase agreements secured through several wholesale firms and a seasonal borrowing line with the Federal Reserve Bank of Boston. Through the above options, additional funds available to the Bank at December 31, 1996 totaled $56,000,000; however, the Bank does not intend to borrow funds to its maximum availability. These funds have been used, in accordance with asset/liability management objectives of the Bank, to purchase investment securities and to fund deposit outflow.
      The Bank's primary approach to measuring liquidity is utilizing a Basic Surplus/Deficit model. It is used to calculate liquidity over a 30-day and a 90-day time horizon, by examining the relationship between liquid assets and short-term liabilities which are vulnerable to non-replacement within a 30-day period. The 90-day analysis extends to include a projection of subsequent cash flow funding needs over an additional 60-day horizon. The Bank's minimum policy level of liquidity under this model is 5% of total assets for both time horizons. At December 31, 1996, the 30-day and 90-day ratios were 19.9% and 18.7%, respectively. As of December 31, 1995, the ratios are 17.6% and 14.5%, respectively.
      Asset/liability management has the role of maintaining a balance between interest-sensitive earning assets and interest-bearing liabilities. Effective management of interest rate risk can protect the Bank against adverse changes in interest rates and can enhance the Bank's interest margins and earnings through periods of changing interest rates. In times of rising interest rates, Bar Harbor Banking and Trust Company will maximize earnings if more loans and/or investments are subject to rate changes than interest bearing liabilities. As interest rates rise, the Bank monitors its rate sensitivity seeking to ensure that both assets and liabilities respond to changes in interest rates to minimize the effect of those changes on net interest income. As of December 31, 1996, Bar Harbor Banking and Trust Company had $167,000,000 in assets and $175,000,000 in liabilities that were repricable within one year. Management continues to watch economic trends with respect to interest rates. With interest rates remaining flat in 1996 and with expectations of little change in 1997, the Bank is well situated with assets and liabilities repricing concurrently.
      Loan repayments and maturing investments are set forth in the Statements of Cash Flows. Profits, the final source of liquidity, also are detailed on the preceding pages.

Photograph: Jef Geagan
Caption: Most members of the Telecommunications Team started with no technical knowledge, yet they quickly gained the knowledge and competently
applied it to meet the Bank s needs.   Jef Geagan

Capital Resources
      Regulatory standards for bank capital adequacy require that capital be at least 8% of risk-adjusted assets. Bar Harbor Banking and Trust Company's total capital ratio of 19% far exceeds the guidelines. In dollars, this means that the Bank has the ability to pay dividends subject to the minimum capital requirement.
      Bar Harbor Banking and Trust Company had a very profitable year in 1996. Stockholders' equity at December 31, 1996 increased by $4,600,000 and in 1995 equity increased by $4,480,000.
      Dividends of $2,027,520 were declared on the Company s common stock which represented a 38% increase over 1995, represented a 30.2% dividend payout ratio and contributed to a total return to shareholders of 37%. This total return was, in part, due to a five-for-one stock split which was declared by the Board of Directors of the Company on July 11, 1995 and took effect on August 7, 1995.
      A strong capital position, which is vital to the continued profitability of the Bank, also promotes customer confidence and provides a solid foundation for future growth. Continued growth in stockholders' equity has been achieved through reinvested earnings.
      There are no known trends, events or uncertainties nor any recommendations by any regulatory authority that are reasonably likely to have a material effect on the Company s liquidity, capital resources or operating results.

Photograph: Lew Payne
Caption: In a pressure cooker atmosphere you find out what people can really do. Our beautiful and efficient new Operations Center speaks volumes for the
work of the Facilities Team.   Lew Payne

Impact of Recently Issued Accounting Standards
      Effective January 1, 1995, the Bank adopted FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118. A loan is impaired when it is probable that the bank will not collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are loans that are carried on a non-accrual status. Loans are returned to accrual status and are no longer considered to be impaired when they become current as to principal and interest or demonstrate a period of performance under the contractual terms, and in management's opinion, are fully collectible. Certain loans are exempt from the provisions including large groups of smaller balance homogenous loans that are collectively evaluated for impairment, such as consumer and residential mortgage loans. Impaired loans totaled $2,196,000 at December 31, 1996 and $1,665,000 in 1995.
      The Bank implemented FASB Statement No. 122, "Accounting for Mortgage Servicing Rights" effective January 1, 1996. Adoption of the standard increased the Bank s book income by a minimal amount.
            In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of
Liabilities, effective for financial statements for the fiscal year beginning after December 31, 1996 (excluding those sections identified in SFAS No. 127,
 Deferral of the Effective Date of Certain Provisions of SFAS No. 125"). SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company has not determined the impact of adopting SFAS No. 125.

Impact of Inflation and Changing Prices
      The Consolidated Financial Statements and related notes, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.
      Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of Bar Harbor Banking and Trust Company are monetary in nature. As a result, interest rates have a more significant impact on Bar Harbor Banking and Trust Company's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.





Photograph: Vicky Vendrell
Caption: Change and the challenge of learning new ways of doing things--I m proud to say that each member of the Software Conversion Team e\rose
enthusiastically to the occasion.   Vicky Vendrell


Market for Common Stock
            Bar Harbor Bankshares is not listed on any national exchange. High and low bids for each quarter of 1996 and 1995 are listed below (per quotes from The Bangor Daily News). These prices have been restated to reflect the five-for-one stock split declared in July of 1995.

                          1st Quarter          2nd Quarter            3rd Quarter         4th Quarter
1996                      37.50 to 26.125      44.00 to 37.00         42.00 to 38.00     39.50 to 36.25

1995                      17.00 to 16.40       20.00 to 17.00         25.50 to 20.002    8.00 to 25.50


      As of January 1, 1997, there were 1,040 holders of record of Bar Harbor Bankshares common stock.

      Dividends paid by the Company in 1996 and 1995 are set forth below:

1996              $0.20          $0.20            $0.25        $0.53
1995              N/A            $0.36            N/A          $0.50

MARKET PRICE OF BAR HARBOR BANKSHARES AS OF YEAR ENDED
DECEMBER 31

Three dimensional Bar Graph with the following information illustrated:

                  Year           Market Price
                  1992           $13.40
                  1993           $15.20
                  1994           $16.40
                  1995           $27.50
                  1996           $36.50

                         INDEPENDENT AUDITORS  REPORT



The Board of Directors
Bar Harbor Bankshares and Subsidiary

We have audited the accompanying consolidated statements of financial condition of Bar Harbor Bankshares and Subsidiary as of December 31, 1996, and 1995, and the related consolidated statements of earnings, changes in stockholders equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bar Harbor Bankshares and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


Berry, Dunn, McNeil and Parker


Portland, Maine
March 7, 1997

                                 Bar Harbor Bankshares and Subsidiary
                            Consolidated Statements of Financial Condition
                                      December 31, 1996 and 1995

                                                  1996            1995
Assets
Cash and Due from Banks                       $ 11,298,408       $  8,759,797
Federal Funds Sold                               2,000,000          3,800,000
Securities Available for Sale, at Market        19,384,433         14,223,986
Securities to be Held to Maturity (Market
   Value $83,067,746 in 1996; $83,180,706
   in 1995)                                    82,716,836          82,209,062
Other Securities                                5,623,639           5,661,569
Loans Held for Sale                               336,540              68,326
Loans, net of Allowance for Possible
   Loan Losses of $4,292,995 in 1996
   and $4,047,883 in 1995                     207,667,053        197,717,834
Premises and Equipment                          7,498,046           6,219,569
Other Assets                                    8,617,790           7,948,556
Total Assets                                 $345,142,745        $326,608,699
Liabilities and Stockholders  Equity
Liabilities
Deposits
   Demand Deposits                           $ 35,918,779        $ 32,394,610
   Now Accounts                                40,529,509          38,300,119
   Savings Deposits                            53,085,062          53,660,526
   Time                                       122,141,808         127,116,146
Total Deposits                                251,675,158         251,471,401
Securities Sold Under Repurchase Agreements     8,246,079           5,791,193
Advances from Federal
   Home Loan Bank                              43,908,263          32,700,000
Other Liabilities                               3,426,320           3,403,281
Total Liabilities                             307,255,820         293,365,875
Commitments (Note 16)
Stockholders  Equity
Capital Stock, Par Value $2
   Authorized 10,000,000 Shares;
   Issued 1,818,237 in 1996 and
   1,813,605 in 1995                            3,636,474           3,627,210
Surplus                                         7,489,127           7,368,695
Retained Earnings                              28,204,829          23,523,626
   Net Unrealized Appreciation
   (depreciation) on Securities Available
   for sale, net of Tax                          (103,505)             63,293
   Treasury stock, at cost, 100,000 shares     (1,340,000)         (1,340,000)
Total Stockholders  Equity                     37,886,925          33,242,824
Total Liabilities and
   Stockholders  Equity                      $345,142,745        $326,608,699

The accompanying notes are an integral part of these consolidated financial statements.





                     Bar Harbor Bankshares and Subsidiary
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 Years ended December 31, 1996, 1995, and 1994

                                                            1996               1995                1994
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans                                  $20,303,252       $19,298,629      $16,006,536
Other interest and Dividends on:
   Taxable securities                                         6,099,169         5,623,391        4,572,719
   Tax exempt securities                                        767,161           852,051          828,998
   Equity securities                                            352,893           377,916          387,337
Total interest and dividends                                27,522,475         26,151,987       21,795,590

INTEREST EXPENSE:
       Deposits                                               8,887,774         8,428,119       6,067,731
Short-term Borrowings                                         2,030,030         2,175,597       1,608,404
Long-term Borrowings                                            363,198            20,677                0
Total interest expense                                       11,281,002        10,624,393       7,676,135
   Net interest income                                       16,241,473        15,527,594      14,119,455
Provision for loan losses                                       720,000           960,000         960,000
   Net interest income after provision
      For loan losses                                        15,521,473        14,567,594      13,159,455

OTHER OPERATING INCOME
Trust department income                                       2,211,446         1,931,500       1,675,043
Service charges on deposit accounts                             797,238           788,778         776,468
Other service charges, commissions and fees                   1,776,184         1,628,729       1,640,019
Other operating income
                                                                198,682            49,301         286,529
Net securities gains (losses)                                    16,934                 0       (365,769)
                                                              5,000,484         4,398,308       4,012,290

OTHER OPERATING EXPENSES:
Salaries and employee benefits                                5,689,250         5,333,183       5,360,227
Occupancy expense                                               596,321           621,627         585,068
Furniture and equipment expense                                 911,571           737,057         709,619
Other operating expense                                       3,716,692         3,779,408       3,506,680
                                                             10,913,834        10,471,275      10,161,594

Earnings Before Income Taxes                                  9,608,123         8,494,627       7,010,151
Income Taxes
                                                              2,899,400         2,615,980       2,096,000
Net Earnings                                                $ 6,708,723       $ 5,878,647     $ 4,914,151

Per common share data:
Net Earnings                                                     $3.90              $3.43           $2.87
Weighted average number of common
    shares outstanding                                        1,718,116         1,713,449       1,709,695

The accompanying notes are an integral part of these consolidated financial statements.





                                  Bar Harbor Bankshares and Subsidiary
                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS  EQUITY
                              Years ended December 31, 1996, 1995, and 1994

                                                                                   Net
                                                                                   Unrealized
                                                                                   Appreciation
                                                                                   (Dpreciation)
                                                                                   On Securities                       Net
                                        Capital                     Retained       Available            Treasury       Stockholders
                                        Stock          Surplus      Earnings       for Sale             Stock          Equity
Balance 12-31-93                        $3,614,540    $7,280,550   $15,469,806    ($ 37,566)      ($1,340,000)    $24,987,330
et earnings 1994                                                      4,914,151                                     4,914,151
       Cumulative effect to record
       appreciation on securities
       available for sale
       Cash dividends declared
          ($.74 per share)                                          (1,265,278)                                     (1,265,278)
Net unrealized appreciation
   On securities available
   For sale, net of tax of
   $24,742                                                                           85,593                             85,593
Sale of stock (2,565 shares)                  5,130       33,858                                                       38,988
Balance 12-31-94                           $3,619,670   7,314,408   $19,118,679   $  48,027           ($1,340,000) $28,760,784

Net earnings 1995                                                     5,878,647                                      5,878,647
Cash dividends declared ($.86 per share)                             (1,473,700)                                    (1,473,700)
Net unrealized appreciation
   On securities available
   For sale, net of tax of
   $7,864                                                                           15,266                              15,266
Sale of stock (3,770 shares)                    7,540      54,287                                                        61,827

Balance 12-31-95                           $3,627,210   $7,368,695    $23,523,626  $ 63,293       ($1,340,000)      $33,242,824

Net earnings 1996                                                      6,708,723                                     6,708,723
Cash dividends declared ($1.18 per share)                             (2,027,520)                                   (2,027,520)
Net unrealized depreciation
   On securities available
   For sale, net of tax
   Benefit of $85,927                                                             (166,798)                           (166,798)
Sale of stock (4,632 shares)                 9,264         120,432                                                      129,696
alance 12-31-96                        $3 ,636,474   $  7,489,127    28,204,829  ($103,505)     ($1,340,000)       $37,886,925

The accompanying notes are an integral part of these consolidated financial statements.

                                 Bar Harbor Bankshares and Subsidiary
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              Years Ended December 31, 1996, 1995, and 1994

Cash Flows from Operating Activities:                                   1996                   1995                    1994
Net Income                                                              $ 6,708,723            $ 5,878,647             $ 4,914,151
Adjustments to Reconcile Net Earnings to
 Net Cash Provided by Operating Activities:
    Depreciation
                                                                            786,456                588,147                 543,366
    Provision for Loan Losses                                               720,000                960,000                 960,000
    Provision for Losses on Other Real Estate Owned                           6,720                 19,056                   1,800
    New Loans Originated for Sale                                        (8,264,660)            (7,827,560)            (12,700,930)
    Proceeds from Sale of Mortgages Held for Sale                         8,249,507              8,038,770              12,744,005
    Gain on Sale of Mortgages Originated for Sale                          (169,241)               (23,578)                (43,075)
    Net Securities Losses                                                   (16,934)                     0                 365,769
    Net Amortization of Bond Premium                                        268,961                196,043                 406,605
    (Gain) Loss on Sale of Premises and Equipment                            31,060                 86,530                (299,508)
    Net Change in Other Assets                                             (222,347)               (70,199)                462,664
    Net Change in Other Liabilities                                          23,039                 25,575               1,010,626
Net Cash Provided by Operating Activities                                8,121,284               7,820,281               8,435,473

Cash Flows from Investing Activities:
Purchases of Securities Held to Maturity                                (18,319,968)           (27,026,440)            (31,384,542)
Proceeds from the Maturity and Principal Paydowns of Securities
    Held to Maturity                                                     12,848,097             10,319,569              13,602,117
Proceeds from the Call of Securities Held to Maturity                     4,750,000             13,750,000               4,320,599
Purchases of Securities Available for Sale                               (6,113,146)            (8,053,880)             (3,509,100)
Proceeds from the Maturity and Principal Paydowns of Securities
    Available for Sale                                                      199,974                 62,180                  72,337
Proceeds from the Sale of Securities Available for Sale                     500,000                      0               3,596,827
Purchase of Life Insurance Policy                                                 0                     0               (1,875,000)
Purchase of Interest Rate Floor                                                   0                      0                 (72,000)
Net Loans Made to Customers                                             (11,120,719)           (16,756,863)            (22,702,049)
Capital Expenditures                                                     (2,493,103)            (1,345,140)               (479,871)
Proceeds from Sale of Fixed Assets                                          397,110                 17,118                 245,289
Net Cash Used in Investing Activities                                   (19,351,755)           (29,033,456)            (38,185,393)

Cash Flows from Financing Activities:
Net Change in Savings, NOW and Demand Deposits                            5,178,095             (5,702,217)             (1,497,239)
Net Changes in Time Deposits                                             (4,974,338)            31,629,058              23,518,682
Net Change in Repurchase Agreements                                       2,454,886             (8,156,710)              9,535,109
Proceeds from Federal Home Loan Bank                                     53,000,000             27,400,000              24,000,000
Repayment of Advances from Federal Home Loan Bank                       (28,900,000)           (24,000,000)            (32,000,000)
Net Changes in Short Term Other Borrowed Funds                          (12,891,737)             4,300,000              11,000,000
Proceeds from Sale of Capital Stock                                         129,696                 61,828                  38,988
Payments of Dividends                                                    (2,027,520)            (1,473,700)             (1,058,507)
Net Cash Provided by Financing Activities                                11,969,082             24,058,259              33,330,262






Net Increase (Decrease) in Cash and Cash Equivalents                        738,611              2,845,084               3,580,342
Cash and Cash Equivalents at Beginning of Year                           12,559,797              9,714,713               6,134,371
Cash and Cash Equivalents at End of Year                                $13,298,408            $12,559,797             $ 9,714,713

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for:
    Interest                                                            $11,322,353            $10,529,084             $ 8,283,462
    Income Taxes, Net of Refunds                                        $ 3,347,000            $ 2,596,679             $ 1,908,954
Non-Cash Transactions:
    Transfer from Loans to Real Estate Owned (Other Assets)             $   214,945            $   187,832             $   434,381
    Transfer of Securities from Held to Maturity to
        Available for Sale                                              N/A                    $ 5,578,826                  N/A


The accompanying notes are an integral part of these consolidated financial statements.

      Notes to Consolidated Financial Statements
          December 31, 1996, 1995, and 1994

1. Summary of Significant Accounting Policies

      Business
      Bar Harbor Bankshares, through its wholly owned subsidiary, Bar Harbor Banking and Trust Company, provides a full range of banking services to individual and corporate customers throughout eastern Maine. These banking services are available in each of its ten branch locations. The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

      Basis of Financial Statement Presentation
      The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties. A substantial portion of the Bank's loans are secured by real estate in eastern Maine. In addition, all of the real estate owned is located in those same markets. Accordingly, the ultimate ability to collect on a substantial portion of the Bank's loan portfolio and the recovery of the carrying amount on real estate owned are susceptible to changes in market conditions in eastern Maine.
      Certain amounts in 1995 and 1994 have been restated to conform with the presentation in 1996.

      Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of Bar Harbor Bankshares and its wholly-owned subsidiary, Bar Harbor Banking and Trust Company. Bar Harbor Banking and Trust Company has a wholly-owned subsidiary, Mt. Desert Block Company, which leases premises to the Bank. All intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

      Cash
      The Bank is required to comply with various laws and regulations of the Federal Reserve Bank which require that the Bank maintain certain amounts of cash on deposit and is restricted from investing those amounts. The Bank maintains those balances at the Federal Reserve Bank of Boston.

      Securities Available for Sale
      Securities available for sale consist of certain securities to be held for indefinite periods of time which are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect. Gains and losses on the sale of securities available for sale are determined using the specific-identification method and are shown separately in the statement of earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

      Securities to be Held to Maturity
      Debt securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

      Other Securities
      Other securities include Federal Home Loan Bank Stock and Other non-marketable securities carried at cost.
      It is management's policy to acquire securities for long-term investment purposes, rather than to acquire such securities for purposes of trading. For this reason, the Bank has not classified any of its securities as trading.

      Loans Held for Sale
      Loans held for sale are individual residential mortgage loans which qualify for sale in the secondary market to the Federal Home Loan Mortgage Corporation (Freddie Mac). These loans are closed and immediately sold without recourse to Freddie Mac, with the Bank retaining loan servicing on said loans. The Bank does not pool mortgages for sale. Because loans are sold immediately, the cost is considered to approximate market value.

      Loans
      Interest on loans is accrued and credited to income based on the principal amount of loans outstanding. The recording of interest income on problem loan accounts is discontinued when collectibility within a reasonable period of time becomes doubtful. Interest income on impaired loans is reported on a cash basis when received.
      Loan origination fees and certain direct loan origination costs are deferred and recognized in interest income as an adjustment to the loan yield over the life of the related loans. The Bank amortizes these amounts using a method that approximates the effective yield. The unamortized net deferred fees and costs are included on the balance sheet with the related loan balances.
      The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance.
      The allowance is an amount that management believes will be adequate to absorb possible loan losses based on evaluation of their collectibility and prior loss experience. The evaluation takes into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans, and current and anticipated economic conditions that may affect the borrower's ability to pay.
      While management uses available information to recognize losses on loans, changing economic conditions and the economic prospects of the borrowers may necessitate future additions to the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.
      Impaired loans, including restructured loans, are measured at the present value of expected future cash flows discounted at the loan s effective interest rate, at the loan s observable market price, or the fair value of the collateral if the loan is collateral dependent. Management takes into consideration impaired loans in addition to the above mentioned factors in determining the appropriate level of allowance for loan losses.

      Premises and Equipment
      Premises and equipment and related improvements are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the related assets. Repairs and maintenance charges are expensed as incurred.

      Other Real Estate Owned (OREO)
      Real estate acquired in satisfaction of a loan is reported in other assets. Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to OREO and recorded at the lower of cost or fair market value less estimated costs to sell based on appraised value at the date actually or constructively received. Loan losses arising from the acquisition of such property are charged against the allowance for loan losses. OREO is stated at the lower of cost or market. An allowance for losses on OREO is maintained for subsequent valuation adjustments on a specific property basis.


      Income Taxes
      Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      Financial Instruments with Off-Balance Sheet Risk
      The Bank uses off-balance sheet financial instruments as part of its asset/liability management activities. The Bank does not intend to sell any of these instruments.

      Interest rate exchange agreements (swaps) are accounted for using the accrual method. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on a current basis.

      Interest rate floors are contracts in which a floor is established at a specified rate and period of time. The premium paid for the contract is amortized over its life. Any cash payments received are recorded as an adjustment to net interest income.

      Statements of Cash Flows
      For purposes of the statements of cash flows, the Bank considers cash on hand, amounts due from banks, and federal funds purchased and sold for one-day periods as cash and cash equivalents.

      Earnings per Share
      Earnings per share is calculated by dividing net earnings by the number of weighted average shares outstanding for the year. There are no common stock equivalents.

      Fair Value Disclosures
      The following methods and assumptions were used by the Bank in estimating its fair market value disclosures for financial instruments:

      Cash and Cash Equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

      Securities available for sale, securities held to maturity and other securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

      Loans Receivable: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card, and other consumer. Each loan category is also segmented into fixed and variable rate interest terms and by performing and non-performing categories.
      Fair value of all performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated discount market rates. These rates are based on independent market indices adjusted for administrative costs and credit risk. Estimated maturity is based on the weighted average of the portfolio. Real estate and installment maturities are adjusted for estimates of prepayment rates, with high interest, longer term loans prepaying at a more rapid rate.
      Fair value for non-performing loans is determined on an individual basis, taking into account management's plans regarding potential time to resolution and subsequent sale of collateral and the borrower's plan for the continuance of principal and interest payments along with the potential of the borrower to rebuild equity in the loan collateral.

      Deposits: The fair value of demand deposits, NOW accounts, and savings accounts is the amount payable on demand. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered in the Bank's market for deposits of similar remaining maturities.

      Borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.
      The fair values of the Bank's long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on quoted market prices.
      Accrued interest: The carrying amounts of accrued interest approximate their fair values.





      Off-Balance Sheet Instruments: The Bank's off-balance sheet instruments include interest rate swaps, floors and loan commitments. Fair values for interest rate swaps and floors are based on quoted market prices. Fair values for loan commitments have not been presented as the future revenue derived from such financial instruments is not significant.

      Recent Accounting Pronouncements.
      In October of 1994, FASB issued SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. SFAS 119 is limited to financial statement disclosures, and does not have an impact on investments, net income, or retained earnings. The Company adopted SFAS No. 119 on December 31, 1994.
      In 1995, FASB issued SFAS No. 121,  Accounting for Impairment of Long-
Lived Assets and for Long-Lived Assets to be Disposed Of.   SFAS No. 121
establishes standards for recognizing and measuring impairment of long-lived assets, certain identifiable intangibles, and goodwill. SFAS No. 121 does not apply to long-term customer relationships of a financial institution. The Company adopted the new standard in 1996. This standard did not have an impact on assets, net income, or retained earnings.
      SFAS No. 122, Accounting for Mortgage Servicing Rights, was issued in May of 1995. Where mortgage loans are sold but the rights to service those loans are retained by the creditor, the standard requires that the total cost of such loans be allocated between the mortgage servicing rights and the loans themselves based on their relative fair values. SFAS No. 122 also addresses measurement of impairment of the capitalized mortgage servicing rights. The Company adopted SFAS No. 122 for all loans sold after December 31, 1995, with servicing rights retained. This standard increased assets, income, and retained earnings by a minimal amount.
      SFAS No. 125 and No. 127 relate to the accounting for transfers and servicing of financial assets and extinguishment of certain liabilities and are effective for years beginning January 1, 1997. The adoption of these standards is not expected to have a material effect on the financial statements.





2. Investment Securities

      The amortized cost of investment securities and their approximate market values at December 31, 1996 and 1995 follows:

                                          1996
                                                                        Gross              Gross                Estimated
                                                    Amortized           Unrealized         Unrealized           Market
                                                    Cost                Gains              Losses               Value
AVAILABLE FOR SALE:
Obligations of U.S.
   Gov t Agencies                                  $13,500,733          $ 24,973              $188,675          $13,337,031

Mortgage Backed
   Securities-U.S.
   Gov t Agencies                                    5,430,506                 0                       0         5,430,506

Marketable Equity
   Securities                                          610,021             6,875                     0             616,896

Total Securities
   Available for Sale                              $19,541,260          $ 31,848              $188,675         $19,384,433

HELD TO MATURITY:
Obligations of
   U.S. Gov t Agencies                             $11,749,820          $130,493              $ 15,625         $11,864,688

Mortgage Backed
   Securities-U.S.
   Gov t Agencies                                   49,255,463           385,622                529,175          49,111,910

Mortgage Backed
   Securities-Other                                  6,811,600            37,285                 46,011           6,802,874

Obligations of States of
   the U.S. and Political
   Subdivisions thereof                             12,391,860           373,394                       0         12,765,254

Other Bonds                                          2,508,093            14,927                       0          2,523,020

Total Securities
   Held to Maturity                                $82,716,836          $941,721              $590,811          $83,067,746

                                                   1995
                                                                        Gross                 Gross             Estimated
                                                   Amortized            Unrealized         Unrealized           Market
                                                      Cost              Gains              Losses               Value
AVAILABLE FOR SALE:
Obligations of
   U.S. Gov t Agencies                             $ 7,996,732          $151,268              $ 2,840           $ 8,145,160

Mortgage Backed
   Securities-U.S.
   Gov t Agencies                                    5,631,356                   0               52,530           5,578,826

Other Bonds                                            500,000                   0                  0               500,000

Total Securities
   Available for Sale                              $14,128,088            $151,268           $ 55,370           $14,223,986

HELD TO MATURITY:

U.S. Treasury
   Obligations                                     $ 1,000,470            $ 20,155                   0          $ 1,020,625

Obligations of other
   U.S. Gov t Agencies                              13,278,651             124,108                   0           13,402,759

Mortgage Backed
   Securities-U.S.
   Gov t Agencies                                   42,764,250             501,793              253,174          43,012,869

Mortgage Backed
   Securities-Other                                  8,210,646              43,805               60,941           8,193,510

Obligations of States of
   the U.S. and Political
   Subdivisions  Thereof                             13,240,946           535,379                  4,850          13,771,475

Other Bonds                                           3,714,099            65,369                      0           3,779,468

Total Securities Held to Maturity                   $82,209,062         $1,290,609                $318,965       $83,180,706


    At December 31, 1996, the amortized cost and estimated market value of securities held to maturity and those securities available for sale (other than marketable equity securities) are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities Available for Sale

                                                                Estimated
                                             Amortized Cost     Market Value
Due after five years through ten years       $11,500,733      $11,406,406
Due after ten years                            2,000,000        1,930,625
Mortgage-backed Securities                     5,430,506        5,430,506
                                             $18,931,239      $18,767,537
                                             Securities Held to Maturity
                                                                Estimated
                                             Amortized Cost   Market Value
Due in one year or less                      $ 7,643,755      $ 7,694,670
Due after one year through five years         13,181,198       13,647,823
Due after five years through ten years         3,999,820        3,985,469
Due after ten years                            1,825,000        1,825,000
Mortgage-backed Securities                    56,067,063       55,914,784
                                             $82,716,836      $83,067,746

      There were no sales of securities available for sale or held to maturity in 1996 or 1995. In 1994, sales of securities available for sale resulted in gross losses of $388,450, and the sale of a called security in the held to maturity portfolio resulted in a gross gain of $7,500.
      U.S. Government securities having a carrying value of approximately $17,300,000 at December 31, 1996, and $14,200,000 at December 31, 1995, are
pledged to secure certain deposits and for other purposes as required by law. Market values for these securities at December 31,1996 and 1995 were $17,300,000 and $14,300,000, respectively.
      On December 31, 1995, the Bank made a one-time transfer of securities at market value totaling $5,578,826 in accordance with the Financial Accounting Standards Board implementation guidance issued in November of 1995. These securities were government sponsored mortgage-backed securities which had put options. In order for the Bank to exercise its right to put these securities, they were transferred to the available for sale portion of the investment portfolio. This transfer resulted in an unrealized loss of $52,530.

3.  Loans
      The following table shows the composition of the Bank s loan portfolio as of December 31, 1996, and 1995:

                                          1996             1995
     Commercial Loans:
Real Estate - Variable Rate               $ 49,377,246     $ 51,418,512
Real Estate - Fixed Rate                     9,606,828        6,799,363
Other - Variable Rate                       33,914,543       31,189,164
Other - Fixed Rate                          11,644,027       13,292,822





                                           104,542,644      102,699,861
     Tax Exempt:
Variable Rate                                  712,001          848,796
Fixed Rate                                   2,117,398        2,568,115
                                             2,829,399        3,416,911
     Consumer:
Real Estate - Variable Rate                43,880,585        38,210,273
Real Estate - Fixed Rate                   31,590,846        27,569,246
Home Equity                                12,619,941        13,003,486
Installment                                11,334,568        11,080,331
Other                                       5,431,805         5,501,279
                                          104,857,745        95,364,615
Real Estate Under Foreclosure                 320,147           793,887
Deferred Origination Fees, Net               (589,887)         (509,557)
Allowance for Loan Losses                  (4,292,995)       (4,047,883)
                                          $207,667,053     $197,717,834

      At December 31, 1996 and 1995, loans on non-accrual status totaled $3,541,000 and $3,360,000, respectively. Interest income not recognized on non-accruing loans was $313,584, $416,342, and $367,553, in 1996, 1995, and
1994, respectively. In addition to loans on non-accrual status at December 31, 1996 and 1995, the Bank had loans past due greater than 90 days totaling $732,791 and $849,127, respectively. The Bank continues to accrue interest on these loans because it believes collection of the interest due is reasonably assured.
      The Bank makes single-family and multi-family residential loans, commercial real estate loans, commercial loans, and a variety of consumer loans. The Bank s lending activities are conducted in eastern Maine. Because of the Bank s proximity to Acadia National Park, a large part of the economic activity in the area is generated from the hospitality business associated with tourism. At December 31, 1996, approximately $28,000,000 of loans were made to companies in the hospitality industry. Loans to those in the fishing industry totaled $10,000,000 in 1996. The loan portfolio at December 31, 1996 and 1995 consisted of 68% and 62%, respectively, of variable rate loans.
      From the standpoint of large loans to single borrowers, loans of $700,000 or more to one borrower increased as a percentage of stockholders equity to 94% in 1996 from 90% in 1995. As most loans granted by the Bank are collateralized by real estate, the ability of the Bank s borrowers to repay is dependent on the level of economic activity and the level of real estate values in the Bank s market area.

4.  Allowance for Loan Losses
      Changes in the allowance for loan losses for each of the three years ended December 31 were as follows:

                                    1996          1995         1994
Balance, Beginning of Year          $4,047,883    $3,891,835   $3,369,387
Provision for Loan Losses              720,000       960,000      960,000
Loans Charged Off                      711,443       900,845      578,776
Less Recoveries on Loans
 Previously Charged Off                236,555        96,893      141,224
Net Loans Charged Off                  474,888       803,952      437,552
Balance, End of Year                $4,292,995    $4,047,883    3,891,835

      Information regarding impaired loans is as follows for December 31, 1996 and 1995:

                                                  1996          1995
Average investment in impaired loans              $1,882,000    $1,629,600
Interest income recognized on impaired
   loans including interest income
   recognized on cash basis                       $  108,000    $   76,300
Balance of impaired loans                         $2,195,800    $1,664,700
Less portion for which no allowance for
   loan losses is allowed                         $        0    $        0
Portion of impaired loan balance for
   which an allowance for credit losses
   is allocated                                   $2,195,800    $1,664,700
Portion of allowance for loan losses
   allocated to the impaired loan balance         $  128,400      156,600

5.  Loans to Related Parties
      In the ordinary course of business, the Bank had granted loans to certain officers and directors and the companies with which they are associated. All such loans and commitments to lend were made under terms that are consistent with the Bank s normal lending policies.
      Loans to related parties at December 31, 1996 and 1995, which in aggregate exceed $60,000 were as follows:

                                            1996             1995
Beginning Balance                           $3,279,479       $3,409,868
New Loans                                      912,044          349,935
Less: Repayments                               384,968          480,324
Ending Balance                              $3,806,555       $3,279,479

6.  Premises and Equipment
      The detail of premises and equipment is as follows:

                                            1996             1995
Land                                        $  561,181       $  519,136
Buildings and Improvements                   6,895,796        6,655,925
Furniture and Equipment                      3,506,791        2,365,744
Less: Accumulated Depreciation               3,465,722        3,321,236

                                            $7,498,046       $6,219,569

7.  Other Real Estate
      The following table summarizes the composition of other real estate owned, which is included in other assets:

                                                             December 31
                                            1996             1995
Real Estate Properties and Other Assets     $   293,019      $  469,652
Less: Allowance for Losses                       22,589          26,000
                                            $   270,430      $  443,652

      Changes in the allowance for other real estate for each of the three years ended December 31 were as follows:

                                    1996           1995           1994
Balance, beginning of year          $  26,000      $   30,486     $  53,286
Provision charged to income             6,720          19,056         1,800
Losses charged to provision            10,131          23,542        24,600
Balance, end of year                $  22,589      $   26,000     $  30,486

8.  Deposits
      The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was $14,611,616 and $14,005,187 in 1996 and 1995, respectively.
      At December 31, 1996, the scheduled maturities of time deposits are as follows:

1997                                               $ 92,796,475
1998                                                 15,345,658
1999                                                  2,575,260
2000                                                    986,318
2001 and thereafter                                     440,347
Individual Retirement Accounts
   (IRAs), without scheduled maturities               9,997,750
                                                   $122,141,808

9.  Repurchase Agreements
      Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date.
      Information concerning securities sold under agreements to repurchase is summarized as follows:

      Average daily balance during the year        $ 7,692,790
      Average interest rate during the year               3.93%
      Maximum month-end balance during the year     15,948,259
      Securities underlying the agreements at year
        end were under the Bank s control and were
        as follows:
            Carrying value                         $14,295,000
            Estimated fair value                   $14,351,000

10. Borrowings from the Federal Home Loan Bank (FHLB)
      A summary of borrowings from the FHLB is as follows:

  Total                            Range of                      Maturity
Principal                          Interest Rates
                                   December 31, 1996
$30,500,000                        5.38% to 5.90%                1997
  2,000,000                            5.26%                     1998
  5,000,000                        5.75% to 6.05%                1999
  6,408,263                        5.48% to 6.10%                2001
$43,908,263
                                   December 31, 1995
$26,700,000                        5.70% to 5.92%                1996
  6,000,000                        5.59% to 5.78%                1997
$32,700,000

      In addition to the above outstanding borrowings, other FHLB funds available to the Bank at December 31, 1996, totaled approximately $41,000,000. Pursuant to collateral agreements with the FHLB, advances are collateralized by all stock in the FHLB and qualifying first mortgage loans.
11.  Income Taxes
      The current and deferred components of income tax expense were as follows:

                                   1996          1995           1994
Current
   Federal                         $2,877,100    $2,474,000     $2,327,200
      State                            94,700        85,400         74,000
                                    2,971,800     2,559,400      2,401,200
Deferred                               72,400        56,580       (305,200)
                                   $2,899,400    $2,615,980     $2,096,000







      The actual tax expense differs from the expected tax expense computed by applying the applicable U.S. Federal corporate income tax rate to earnings before income taxes as follows:

                                   1996          1995           1994
Computed Tax Expense               $3,266,800    $2,888,200     $2,383,500
Increase (reduction) in income taxes
   resulting from:
   Officers  life insurance          (88,300)       (33,985)
Tax-Exempt Interest                  (289,600)     (329,300)      (330,900)

State Taxes, Net of Federal Benefit   625,000        56,400         48,800
Other                                 (52,000)       34,665         (5,400)
                                   $2,899,400    $2,615,980     $2,096,000

The tax effect of temporary differences that give rise to deferred income tax assets and liabilities are as follows:

                                                                  1996                           1995
                                                Asset             Liability          Asset             Liability
Allowance for possible losses on loans and
  other real estate owned                       $1,140,300                           $1,237,700
Capital loss carried forward                       124,400
Deferred loan origination fees                      89,300                              102,700
Deferred compensation                              302,700                              256,400
Core deposit intangible asset                       88,000                              105,800
Nonaccrual interest                                119,900                               49,900
Postretirement benefit obligation                  651,400                              636,000
Unrealized appreciation (depreciation)
  on securities available for sale                  53,300                                              $ 32,600
Depreciation                                                        $ 167,700                            106,300
Other                                               22,400             46,200            37,400           58,800
                                                $ 2,591,700         $ 213,900        $2,425,900         $197,700

 As of December 31, 1996 and 1995, the deferred income tax asset amounted to $2,377,800 and $2,228,200, respectively, and is included in other assets on the balance sheet. No valuation allowance for deferred taxes was required at December 31, 1996 or 1995.

12.  Stockholders  Equity
      On July 11, 1995, the Board of Directors declared a five-for-one stock split to all shareholders of record as of that date and which took effect on August 7, 1995. All share and per share data included in this annual report have been restated to reflect the stock split.
      Bar Harbor Bankshares subsidiary, Bar Harbor Banking and Trust Company, has the ability to pay dividends to the parent subject to regulatory capital requirements. At December 31, 1996, the amount available for dividends was approximately $23,500,000.





      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken could have a direct material effect on the Bank s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank s capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk weighted assets and average assets. Management believes, as of December 31, 1996, that the Bank exceeds all capital adequacy requirements to which it is subject.


      As of December 31, 1996, the most recent notification from the federal regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.
There are no conditions or events since that notification that management believes have changed the institution s category.
      The Bank s actual capital amounts and ratios are also presented in the following table.

                                       For Bar Harbor           For Bar Harbor                                    To Be Well
                                       Bankshares               Banking and Trust                                 Capitalized Under
                                       Consolidated             Co. Bank Only              For Capital            Prompt Corrective
                                       Actual                   Actual                     Adequacy Purposes      Action Provisions:
                               Amount        Ratio      Amount          Ratio        Amount           Ratio     Amount        Ratio
As of December 31, 1996
Total Capital
 (To Risk Weighted Assets)     $40,653,472    19.1%     $39,946,491     18.6%        >$17,039,204    8.0%      >$21,299,005   10.0%
Tier I Capital
 (To Risk Weighted Assets)      $37,990,430   17.8%     $37,283,799     17.5%        >$ 8,519,602    4.0%      >$12,779,403    6.0%
Tier I Capital
   (To Average Assets)         $37,990,430    11.4%     $37,283,799     11.2%        >$13,278,850    4.0%      >$16,598,563    5.0%

As of December 31, 1995:
Total Capital
 (To Risk Weighted Assets)      $35,981,035   17.0%     $35,207,909     16.5%        >$16,910,794  8.0%        >$21,138,493  10.0%
Tier I Capital
 (To Risk Weighted Assets)      $33,338,723   15.8%     $32,565,597     15.3%        >$ 8,455,397   4.0%       > 12,683,096   6.0%
Tier I Capital
   (To Average Assets)          $33,338,723   10.0%     $32,565,597     10.5%        >$12,444,491   4.0%       > 15,555,614   5.0%

13.  Employee Benefit Plans
      The Company has two non-qualified supplemental retirement plans for certain officers. The agreement provides supplemental retirement benefits payable in installments over a period of years upon retirement or death. The Company recognizes the costs associated with the agreements over the service lives of the participating officers. For 1996, 1995 and 1994, the expense of these supplemental plans was $117,998, $110,177 and $379,811, respectively.

      401(k) Plan
      The Bank has a contributory 401(k) plan available to full-time employees. Employees may contribute between 1% and 15% of their compensation, to which the Bank will match 25% of the first 6% contributed. For the years ended December 31, 1996, 1995, and 1994, the Bank contributed $51,979, $46,637, and $42,590, respectively. In 1994, the Bank established a non-contributory plan in place of the Bank s contribution to the former defined benefit plan. The Board of Directors voted to credit each eligible participant s 401(k) account with 3% of 1996, 1995, and 1994 salary. The total contribution made for the non-contributory plan was $128,014, $122,486 and $113,432 for the years ended December 31, 1996, 1995 and 1994, respectively.

      Restricted Stock Purchase Plan
      In 1996, 1995, and 1994, the Bank provided a restricted stock purchase plan through which each employee may purchase up to 100 shares of Bar Harbor Bankshares stock at the current fair market price as of a date determined by the Board of Directors. These shares may be purchased through direct purchase or through the employees 401(k) accounts.
      At December 31, 1996, employees exercised their right to purchase 2,346 shares at $38.25 per share, with the actual purchase transpiring in January of 1997. At December 31, 1995, employees exercised their right to purchase 4,632 shares at $28.00 per share, with the actual purchase transpiring in January of 1996.

14.  Postretirement Benefits
      The Company sponsors a postretirement benefit plan which provides medical and life insurance coverage to all eligible employees. The cost of providing these benefits is accrued during the active service period of the employee. Net periodic postretirement benefit cost includes the following components:

                                     1996       1995         1994
Service Costs of Benefits Earned     $ 18,113   $17,326      $ 38,200
Interest Cost on accumulated
 Postretirement Benefit Obligation    100,878    99,693       128,000
Amortization                          (50,608)  (48,198)            0
Net Periodic Postretirement
 Benefit Cost                        $ 68,383   $68,821      $166,200

      It is the Company s policy to fund the cost of postretirement health care and life insurance plans as claims and premiums are paid.

The accrued postretirement benefit cost recognized in the Company s balance sheet at December 31, 1996 and 1995, was as follows:

                                           1996              1995
Retirees                                   $  698,000        $  595,000
Fully Eligible Active Plan Participants       416,000           511,000
Other Active Participants                     244,000           231,000
Accumulated Postretirement Benefit
   Obligation (APBO)                        1,358,000         1,337,000
Unamortized gains                             529,000           531,000
Accrued Postretirement Benefit Cost        $1,887,000        $1,868,000

      The accumulated postretirement benefit obligation was determined using an 8.0% weighted average discount rate and an assumed compensation increase of 6.0%. The health care cost trend rates were assumed to be 12% in 1996, gradually declining to 6% after 10 years and remaining at that level thereafter. An increase in the health care trend of 1% would increase the APBO by approximately $115,000 and the net periodic cost by $19,000.

15.  Other Operating Expense
      Other operating expense includes the following items greater than 1% of revenues:

                                          1996        1995        1994
Merchant Credit Card Expenses             $534,963    $551,835    $541,874
Financial Services                        $386,380    $315,020    $110,241

16.  Financial Instruments
      The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans and standby letters of credit, interest rate swap agreements and an interest rate floor. Involved in these instruments, to varying degrees, are elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of the involvement the Bank has in particular classes of financial instruments.
      Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management s credit evaluation of the borrower.
      The Bank s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for its balance sheet instruments. For interest rate floor and swap transactions, the contract or notional amounts do not represent exposure to credit loss. The Bank controls the credit risk of its interest rate swap agreements through credit approvals, limits, and monitoring procedures. The structure the Bank had entered into is a fixed versus floating interest rate swap. The Bank receives interest payments at a fixed rate and makes payments at a variable rate.
      The notional or contract amount for financial instruments with off-balance sheet risk are:

                                             1996              1995
Commitments to Originate Loans               $14,424,586       $18,651,233
Unused Lines and Standby Letters of Credit    27,228,342       23,819,468
Unadvanced Portions of Construction Loans      5,275,045        3,633,545
Interest Rate Swaps                            5,000,000       10,000,000
Interest Rate Floor                           10,000,000       10,000,000

      The estimated fair values of the Bank s financial instruments were as follows:

                                           December 31, 1996                             December 31, 1995
                                      Carrying              Fair Value               Carrying             Fair Value
Financial Assets:
Cash & cash equivalents               $ 13,298,408          $ 13,298,408             $  12,559,797        $ 12,559,797
Securities available for sale           19,384,433            19,384,433                14,223,986          14,223,986
Securities held to  maturity            82,716,836            83,067,746                82,209,062          83,180,706
Other securities                         5,623,639             5,623,639                 5,661,569           5,661,569
Loans receivable                       207,667,053           216,303,451               197,717,834         207,840,000
Interest receivable                      2,663,860             2,663,860                 2,479,894           2,479,894

Financial Liabilities:
Deposits                               251,675,158           251,695,622               251,471,401          251,962,679
Borrowings                              43,908,263            43,678,267                32,700,000           32,720,324

Off-Balance Sheet Instruments:

                                                            December 31, 1996
                          Notional                    Contract                       Maturity                  Market
                          Principal                    Date                          Date                      Value
SWAPS                     $ 5,000,000                 May 4, 1993                    May 4, 1998               $ 40,028
FLOOR                     $10,000,000                 Sept. 3, 1994                  June 3, 1999              ($23,707)
                                                                December 31, 1995
SWAPS                     $ 5,000,000                 May 4, 1993                    May 4, 1998               ($16,392)
                            5,000,000                 May 2, 1994                    May 5, 1996                  2,504
                           10,000,000                                                                          ($13,888)
FLOOR                     $10,000,000                 Sept. 3, 1994                  June 3, 1999              $124,417





        >
17. Parent Only Condensed Financial Statements
      The condensed financial statements of Bar Harbor Bankshares as of December 31, 1996, and 1995, and for each of the three years in the period ended December 31, 1996, are presented below:

                  Balance Sheets December 31, 1996 and 1995
                                               1996            1995
Cash                                           $   706,631     $   575,255
Investment in Subsidiary                        37,180,294      32,667,569
Total Assets                                    37,886,925     $33,242,824
Stockholders  Equity                            37,886,925     $33,242,824

       Statement of Earnings Years Ended December 31, 1996, 1995, and 1994
                                   1996           1995         1994
Dividend Income from Subsidiary    $ 2,029,200    $1,560,000   $1,389,000
Equity in Undistributed Earnings
   of Subsidiary                     4,679,523     4,318,647    3,525,151

                                   $ 6,708,723    $5,878,647   $4,914,151

                  Statements of Cash Flows Years Ended December 31, 1996, 1995, and 1994
                                                                      1996               1995                     1994
Cash Flows from Operating Activities:
   Net Income                                                         $ 6,708,723        $5,878,647               $4,914,151

Adjustment to Reconcile Net Earnings to
  Net Cash Provided by Operating Activities:
  Equity in Undistributed Earnings of
    Subsidiary                                                        (4,679,523)        (4,318,647)              (3,525,151)
Net Cash Provided by Operating Activities                              2,029,200          1,560,000                1,389,000

Cash Flows from Financing Activities:
  Proceeds from Sale of Stock                                            129,696             61,828                   38,988
  Dividends Paid
                                                                      (2,027,520)        (1,473,700)              (1,265,278)
  Net Cash Used in Financing
    activities                                                        (1,897,824)        (1,411,872)              (1,226,290)
  Net Increase (Decrease) in Cash                                        131,379            148,128                  162,710
  Cash, Beginning of Year                                                575,255            427,127                  264,417
  Cash, End of Year                                                   $  706,631         $  575,255               $  427,127

Employees

Gale L. Abbott
Paul G. Ahern
Julie A. Archer
Lynn L. Archer
Beverly A. Arsenault
June G. Atherton
Cheryl L. Bagley
Debra L. Baker
Michelle R. Bannister
Wilbur L. Beam
Karen R. Bean
Marcia T. Bender
Terry D. Bickford
Edwin A. Bonenfant
Melanie J. Bowden
Laura A. Bridges
Charlene M. Bucklin
Richard A. Burgess
Eleanor B. Butters
Brenda E. Colwell
Paula S. Colwell
Gregory J. Corra
Jennifer L. Crossman
Sylvia B. Cunningham
Patricia J. Curtis
Stacy L. DaGraca
Gregory W. Dalton
Laura H. Danielson
Angela J. Davis
Charlene G. Davis
Donna L. Day
Tara J. Day
Cynthia M. Delfin
Ann DeLill
Margaret A. Deluca
Richard S. Douglas
Cheryl L. Dow
Marilyn H. Dow
Kathleen S. Driscoll
Hollie A. Dunbar
Dwight L. Eaton
Gary N. Eaton
Julie M. Eaton
Corrie A. Eroh
Pamela J. Farnsworth
Rhonda L. Farnsworth
Robin K. Foskett
Judith W. Fuller
Faye A. Geel
Jeffery R. Geagan
Mischelle E. Gehan
John F. Gibbons, Jr.





Sheldon F. Goldthwait, Jr.
John B. Gooch
Keith N. Goodrich
Marjorie E. Gray
Sharon A. Grindle
Annette J. Guertin
Carla A. Hall
Kelton I. Hallett
Tracy L. Hallett
Marie E. Hardie
Christine L. Harding
Barbara W. Harmon
Karen H. Hartt
Marlene S. Haskell
Elizabeth J. Haynes
Robin L. Hennigan
Barbara F. Hepburn
Kathryn W. Heyner
Margaret K. Hill
Brenda M. Hitchcock
Katherine R. Hollis
Patricia A. Howard
E. Ray Huntley
Jane L. Iverson
Valorie D. Jandreau
Beth A. Jewell
Sandra K. Jones
Kelly M. Jordan
Maureen E. Kane
Michelle A. Kelley
Johanna E. Kenney
Paula M. Lamoureux
Laurie-An Lanpher
Kenneth N. Larrabee
Sandra J. Lawson
Andrea G. Leonard
Marlene A. Lloyd
H. Stanley MacDonald
Jennifer D. Madore
M. Joseph Marshall
Ann C. McCafferty
Diane M. McFeat
Tristan J. McKenney
Mary Anne Merchant
Gloria J. Merrill
Maryjane Miltner
Debra S. Mitchell
Sherry A. Mitchell
Tanya E. Moon
Jennifer G. Mott
Donna C. Murley
Tamera A. Murphy
Dawn B. Nason
Judith L. Newenham





Mary E. Newman
Brenda H. Norwood
Alexandra Orcutt
Jane M. Parker
Lisa L. Parsons
Lewis H. Payne
Lori A. Peakall-Cote
Wendyl J. Pedrone
Carol J. Pelletier
Bonita E. Poitras
Bonnie A. Poland
Jane A. Ramsdell
Mary C. Ratner
Wendy S. Reynolds
Taffy W. Richardson
Wanda S. Ring
Debra R. Sanner
Marsha C. Sawyer
Rhonda L. Sawyer
Theresa M. Sawyer
Jenene J. Schneider
Geddes W. Simpson, Jr.
Marcia L. Slater
Lisa L. Smith
Michael E. Smith
Andrea L. Snow
Stephen H. Sprague
Ellen F. Stanley
Lottie B. Stevens
Wendy S. Stiles
Linda B. Stratton
Brenda G. Strout
Karen M. Tainter
Michael D. Thompson
Rebecca K. Thompson
Charlene H. Tibbetts
Terry E. Tracy
Virginia M. Vendrell
Nancy J. Warner
Dianne L. Watson
Thomas H. Watson
Cheri R. Wentworth
Doris E. Williams
Tuesdi J. Woodworth
Felice D. Worcester
Carolyn A. Wright
Edward P. Wynn, Sr.
J. Christopher Young
Lolly M. Ziobro





Bar Harbor Bankshares

Chairman of the Board           Robert L. Gilfillan
President                       Sheldon F. Goldthwait, Jr.
Executive Vice President        Lewis H. Payne
Vice President                  Dwight L. Eaton
Treasurer                       Virginia M. Vendrell
Clerk                           Marsha C. Sawyer





Photograph: Executive Officers
Caption: L. to R.: Margaret K. Hill, Lewis H. Payne, Marsha C. Sawyer, Marlene S. Haskell, Felice D. Worcester, Sheldon F. Goldthwait, Jr., Virginia M. Vendrell, Dwight L. Eaton.


Bar Harbor Banking and Trust Company

Management

President and Chief Executive Officer
   Sheldon F. Goldthwait, Jr.*

Executive Vice President
   Lewis H. Payne*

Senior Vice President, Treasurer and
Chief Financial Officer
   Virginia M. Vendrell*

Vice Presidents
   Gregory W. Dalton
   Marlene S. Haskell*
   Margaret K. Hill*
   H. Stanley MacDonald
   Marsha C. Sawyer*
   Michael E. Smith
   Stephen H. Sprague
   Felice D. Worcester*

Assistant Vice President
   Andrea G. Leonard

Loan Officer
   Carla A. Hall

Assistant Treasurer
   Tuesdi J. Woodworth

Auditor
   Kathleen S. Driscoll

Lottie B. Stevens
Compliance Manager and Underwriter

Jeffery R. Geagan
Technology Operations Manager

Trust Department

Senior Vice President and Trust Officer
   Dwight L. Eaton*

Vice Presidents and Trust Investment





Officers
   Paul G. Ahern
   Edwin A. Bonenfant

Vice Presidents and Trust Officers
   Richard S. Douglas
   Geddes W. Simpson, Jr.

Trust Officer
   Faye A. Geel

Trust Operations Officer
   Charlene H. Tibbetts

Assistant Trust Officer
   Brenda G. Strout     Branch Management

Blue Hill
Patricia J. Curtis
Assistant Vice President

Sharon A. Grindle
Assistant Manager

Deer Isle
Linda B. Stratton
Banking Officer

Ellsworth
E. Ray Huntley
Regional Vice President

Michelle R. Bannister
Assistant Vice President

Lubec
Angela J. Davis
Manager

Machias
Richard A. Burgess
Vice President

Jane A. Ramsdell
Manager
      Milbridge
Jenene J. Schneider
Banking Officer

Paula S. Colwell
Assistant Manager

Northeast Harbor
Charlene M. Bucklin





Manager

Southwest Harbor
John F. Gibbons, Jr.
Banking Officer

Dianne L. Watson
Assistant Manager

Winter Harbor
Judith L. Newenham
Manager




*Executive Officers

































Photograph: Board of Directors
Caption: Standing L. to R.: Thomas A. Colwell, John P. Reeves, Peter Dodge, Robert M. Phillips, Robert C. Carter, John P. McCurdy, Dwight L. Eaton, Jarvis W. Newman, Sheldon F. Goldthwait, Jr. Seated: Abner L. Sargent, Robert L. Gilfillan, Ruth S. Foster, Bernard K. Cough, Lawrence L. Dorr, Frederick F. Brown, Lynda Z. Tyson, James C. MacLeod

Bar Harbor Bankshares and Bar Harbor Banking and Trust Company

Board of Directors
Robert L. Gilfillan - Chairman of the Board
Bar Harbor

Frederick F. Brown
Northeast Harbor

Robert C. Carter
Machias

Thomas A. Colwell
Deer Isle
Bernard K. Cough
Bar Harbor

Peter Dodge
Blue Hill





Dwight L. Eaton
Bar Harbor

Ruth S. Foster
Ellsworth

Sheldon F. Goldthwait, Jr.
Bar Harbor

James C. MacLeod
Bar Harbor

John P. McCurdy
Lubec

Jarvis W. Newman
Southwest Harbor
Robert M. Phillips
Milbridge

John P. Reeves
Bar Harbor

Abner L. Sargent
Ellsworth

Lynda Z. Tyson
Bar Harbor

Annual Meeting
Bar Harbor Bankshares
Tuesday, October 7, 1997, 11:00 a.m.

The Bank will provide, without charge, upon written request, a copy of Bar Harbor Bankshares Annual Report to the Securities and Exchange Commission, Form 10-K. The Bank will also provide, upon request, Annual Disclosure Statements for the Bar Harbor Banking and Trust Company as of December 31, 1996.

Please contact:
Marsha C. Sawyer, Clerk
Bar Harbor Bankshares
P O Box 400
Bar Harbor, ME 04609-0400





Inside Back Cover

Artist s drawing of Robert H. Avery
Caption: Robert H. Avery
1928 - 1996

This Annual Report is dedicated to Robert H. Avery with admiration and appreciation for 43 years of outstanding service to Bar Harbor Banking and Trust Company, its employees, customers and communities.

Bob joined the Bank in 1953 fresh out of the Marines and with a degree from Bowdoin College. He held nearly every job in the Bank, from the mail room to Member of the Board. Bob was a student of banking and the economy, a defender of individual liberties, and a contrarian who could be counted on to challenge authority. He was also fiercely proud of his family, his Bank, and his Lubec heritage.

We wish to thank Bob for inspiring us as individuals and as a Bank to ever greater achievements, and for his all-consuming interest in the people, towns and businesses in our service area. In memoriam, the Board of Directors has established a scholarship in Bob s name to be awarded annually to a graduate of Lubec High School. We will miss Bob as a banker, motivator and friend.





Back Cover

Bar Harbor Bankshares
1996
Annual Report







Bar Harbor Bankshares
P. O. Box 400
Bar Harbor, ME 04609-0400